Exhibit 10.11

AGREEMENT

AGREEMENT made and entered into in Plano, Texas, by and between LCI Holding Company, Inc. (the “Company”), a Delaware corporation, LifeCare Holdings, Inc., a Delaware corporation (the “Principal Subsidiary”) with its principal place of business at 5560 Tennyson Parkway, Plano, TX 75024, and Bryan D. Burklow, of Plano, Texas (the “Executive”), effective as of the 11th day of August, 2005 (the “Effective Date”).

WHEREAS, the operations of the Company and its subsidiaries are a complex matter requiring direction and leadership in a variety of arenas, including financial, strategic planning, regulatory, community relations and others;

WHEREAS, the Executive is possessed of certain experience and expertise that qualify him to provide the direction and leadership required by the Company and its subsidiaries; and

WHEREAS, subject to the terms and conditions hereinafter set forth, the Company therefore wishes to employ the Executive as its Chief Operating Officer and the Executive wishes to accept such employment;

NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises, terms, provisions and conditions set forth in this Agreement, the parties hereby agree:

1. Employment. Subject to the terms and conditions set forth in this Agreement, the Company hereby offers and the Executive hereby accepts employment.

2. Term. Subject to earlier termination as hereafter provided, the Executive’s employment hereunder shall be for a term of twelve (12) months, commencing on the Effective Date, and shall automatically renew thereafter for successive terms of one year each unless either party gives notice to the other not less than ninety (90) days prior to the expiration of the initial or any renewal term that this Agreement shall not renew, in which event this Agreement shall expire at the end of the then-current term. Notwithstanding anything to the contrary contained herein, however, in the event of a Change of Control, as hereafter defined, the then-current term hereof shall be automatically extended as required in order that the remainder of said term shall not be less than twelve (12) months from the date of the Change of Control. The term of this Agreement, as from time to time extended or renewed, is hereafter referred to as “the term of this Agreement” or “the term hereof.” Any notice of nonrenewal given pursuant to this Section 2 shall be treated for all purposes hereunder, if given by the Company, as a termination other than for Cause or, if given by the Executive, as a termination for other than Good Reason.

3. Capacity and Performance.

(a) During the term hereof, the Executive shall serve the Company as its Chief Operating Officer, subject to his appointment by the Board of Directors of the Company (the “Board”) as a condition precedent to the effectiveness of this Agreement, or in such other executive position as the Board may designate from time to time and which is reasonably acceptable to Executive. In addition, and without further compensation, the Executive shall serve as a director and/or officer of one or more of the Company’s subsidiaries (including the Principal Subsidiary) if so elected or appointed from time to time.

(b) During the term hereof, the Executive shall be employed by the Company on a full-time basis and shall perform such duties and responsibilities on behalf of the Company and its subsidiaries as may be designated from time to time by the Board or by its designees. During the term hereof and thereafter, the Company will indemnify the Executive to the maximum extent permitted by the Delaware General Corporation Law in respect of any action, suit, proceeding or claim (other than any such action, suit, proceeding, claim or counterclaim initiated by or on behalf of the Executive) to which the Executive is or is threatened to be made a party by reason of the fact that the Executive is or was a director or officer of the Company or any of its subsidiaries.

(c) During the term hereof, the Executive shall devote his full business time and his best efforts, business judgment, skill and knowledge exclusively to the advancement of the business and interests of the Company and its subsidiaries and to the discharge of his duties and responsibilities hereunder. The Executive shall not engage in any other business activity or serve in any industry, trade, professional, governmental or academic position during the term of this Agreement, except as may be expressly approved in advance by the Board in writing.

4. Compensation and Benefits. As compensation for all services performed by the Executive under and during the term hereof and subject to performance of the Executive’s duties and of the obligations of the Executive to the Company and its subsidiaries, pursuant to this Agreement or otherwise:

(a) Base Salary. During the term hereof, the Company shall pay the Executive a base salary at the rate of Three Hundred Thousand Dollars ($300,000) per annum, payable in accordance with the payroll practices of the Company for its executives and subject to adjustment from time to time by the Board, in its sole discretion. Such base salary, as from time to time adjusted, is hereafter referred to as the “Base Salary”.

(b) Incentive and Bonus Compensation. During each fiscal year completed during the term hereof, the Executive shall be eligible to earn an annual bonus (the “Annual Bonus). The amount of any bonus earned hereunder shall be determined by the Board based on the achievement of performance objectives by the Executive and/or the Company for that year, as established by the Board after consultation with the Executive. The target amount of the Annual Bonus is 60% of Base Salary. Any compensation paid to the Executive as a bonus shall be in addition to the Base Salary, but shall be in lieu of participation in any other plan or compensation program, whether cash or equity, that is intended to offer the opportunity for any incentive, bonus or commission compensation, but excluding for the avoidance of doubt the Executive’s equity participation in accordance with Section 4(c) hereof.

(c) Equity Awards. Promptly following the execution and delivery of this Agreement, the Company shall grant to the Executive, pursuant to the Company’s equity incentive plan, as from time to time in effect, an option to purchase a total of [ 80,000 ] shares of the Company’s common stock (the “Common Stock”) at an exercise price per share equal to the fair market value of the Common Stock on the date of grant, as determined by the Board and otherwise on the terms and subject to the conditions set forth in such equity incentive plan and as determined by the Board (such option award together with any subsequently granted option awards, the “Option Awards”) and a restricted stock award for a total of 20,000 shares of Common Stock and otherwise on the terms and subject to the conditions set forth in such equity incentive plan restricted stock award and as determined by the Board (such restricted stock award together with any subsequently granted restricted stock award, the “Restricted Stock Awards”). Prior to issuing a Restricted Stock Award, an Option Award or any shares thereunder to the Executive, the Company may require that the Executive provide such representations regarding the Executive’s sophistication and investment intent and other such matters as the Company shall determine to be legally required or otherwise appropriate. None of the Company’s securities will be registered under applicable securities laws for the indefinite future and there will be substantial restrictions on resale imposed by the Company’s corporate charter, the stockholders agreement and applicable law. Restricted Stock Awards, Option Awards and any shares issued upon exercise of Option Awards shall be subject to the terms of a stockholders agreement, as from time to time in effect (the “Stockholders Agreement”).

(d) Vacations. During the term hereof, the Executive shall be entitled to four (4) weeks of vacation per year, to be taken at such times and intervals as shall be determined by the Executive, subject to the reasonable business needs of the Company and such scheduling procedure as the Company may from time to time require. Vacation shall otherwise be governed by the policies of the Company, as in effect from time to time.

(e) Employee Benefit Plans. During the term hereof and subject to any contribution therefor generally required of executives of the Company, the Executive shall be entitled to participate in any and all Employee Benefit Plans from time to time in effect for executives of the Company generally, except to the extent such plans are duplicative of benefits otherwise provided to the Executive under this Agreement (e.g., severance pay). Such participation shall be subject to the terms of the applicable plan documents and generally applicable Company policies. The Company may alter, modify, add to or delete its Employee Benefit Plans at any time as it, in its sole judgment, determines to be appropriate, without recourse by the Executive. For purposes of this Agreement, “Employee Benefit Plan” shall have the meaning ascribed to such term in Section 3(3) of ERISA, as amended from time to time.

(f) Business Expenses. The Company shall pay or reimburse the Executive for all reasonable, customary and necessary business expenses incurred or paid by the Executive in the performance of his duties and responsibilities hereunder, subject to any maximum annual limit and other restrictions on such expenses set by the Board and to such reasonable substantiation and documentation as may be specified by the Company from time to time.

5. Termination of Employment and Severance Benefits. Notwithstanding the provisions of Section 2 hereof, the Executive’s employment hereunder shall terminate prior to the expiration of the term hereof under the following circumstances:

(a) Death. In the event of the Executive’s death during the term hereof, the Executive’s employment hereunder shall immediately and automatically terminate. In such event, the Company shall pay to the beneficiary designated by the Executive in writing or, if no beneficiary has been so designated by the Executive, to his estate, (i) the Base Salary earned but not paid through the date of termination, (ii) pay for any vacation time earned but not used through the date of termination, (iii) any bonus compensation awarded for the fiscal year preceding that in which termination occurs, but unpaid on the date of termination and (iv) any business expenses incurred by the Executive but un-reimbursed on the date of termination, provided that such expenses and required substantiation and documentation are submitted within sixty (60) days of termination and that such expenses are reimbursable under Company policy (all of the foregoing, “Final Compensation”). In addition, the Company shall pay to the beneficiary designated by the Executive in writing or, if none, his estate, an annual bonus for the fiscal year in which termination occurs, determined by multiplying the target Annual Bonus the Executive would have been eligible to receive had he continued employment through the last day of the fiscal year by a fraction, the numerator of which is the number of days he was employed during the fiscal year, through the date of termination, and the denominator of which is 365 (a “Pro-Rated Annual Bonus”). Such Pro-Rated Annual Bonus will be payable at the time annual bonuses are paid to Company executives generally under its executive incentive plan. Further, the Board shall cause any portion of any Option Awards and Restricted Stock Awards granted to Executive by the Company in accordance with this Agreement or otherwise that remains unvested on the date of termination hereunder to vest on the date the Executive’s employment terminates (together, the “Accelerated Awards”). Such Accelerated Awards shall be granted to the beneficiary designated by the Executive in writing or, if none, to his estate. In the event of termination hereunder, payment by the Company of any amounts that may be due the Executive under this Section 5(a) shall constitute the entire obligation of the Company to the Executive.

(b) Disability.

(i) The Company may terminate the Executive’s employment hereunder, upon notice to the Executive, in the event that the Executive becomes disabled through any illness, injury, accident or condition of either a physical or psychological nature and, as a result, is unable to perform substantially all of his duties and responsibilities hereunder, notwithstanding the provision of any reasonable accommodation, for ninety (90) days during any period of three hundred and sixty-five (365) consecutive calendar days. In the event of such termination, the Company shall pay the Executive all Final Compensation. In addition, the Company will pay to the Executive a Pro-Rated Annual Bonus for the fiscal year in which termination occurs, payable at the time annual bonuses are paid to Company executives generally under its executive incentive plan or, if later, on the tenth (10th) business day following the later of the effective date of the release of claims in the form attached hereto as Appendix A (the “Employee Release”) or the date it is received by the Chair of the Board. Further, the Board shall cause any portion of any Option Award granted to Executive by the Company in accordance with this Agreement or otherwise that remains unvested on the date of termination hereunder (the “Accelerated Option”) to vest on the date the Executive’s employment terminates, and the Executive may exercise the Accelerated Option as of the date immediately following the later of (i) the effective date of the Employee Release or (ii) the date that the Chair of the Board receives the Employee Release, signed by the Executive. In addition, on the later of the effective date of the Employee Release or the date the Chair of the Board receives the Employee Release, signed by the Executive, the Company shall cause any outstanding portion of any Restricted Stock Award that remains unvested to vest (the “Accelerated Stock Award”).

Except for the payment of Final Compensation, any obligation of the Company to the Executive hereunder, however, is conditioned upon the Executive signing a timely and effective Employee Release following termination of the Executive’s employment hereunder. In the event of termination hereunder, payment by the Company of any amounts that may be due the Executive under this Section 5(b) shall constitute the entire obligation of the Company to the Executive.

(ii) The Board may designate another employee to act in the Executive’s place during any period of the Executive’s disability. Notwithstanding any such designation, the Executive shall continue to receive the Base Salary in accordance with Section 4(a) and benefits in accordance with Section 4(e), to the extent permitted by the then-current terms of the applicable benefit plans, until the Executive becomes eligible for disability income benefits under the Company’s disability income plan or until the termination of his employment, whichever shall first occur.

(iii) While receiving disability income payments under the Company’s disability income plan, the Executive shall not be entitled to receive any Base Salary under Section 4(a) hereof, but shall continue to participate in Company benefit plans in accordance with Section 4(e) and the terms of such plans, until the termination of his employment.

(iv) If any question shall arise as to whether during any period the Executive is disabled through any illness, injury, accident or condition of either a physical or psychological nature so as to be unable to perform substantially all of his duties and responsibilities hereunder, the Executive may, and at the request of the Company shall, submit to a medical examination by a physician selected by the Company to whom the Executive or his duly appointed guardian, if any, has no reasonable objection to determine whether the Executive is so disabled and such determination shall for the purposes of this Agreement be conclusive of the issue. If such question shall arise and the Executive shall fail to submit to such medical examination, the Company’s determination of the issue shall be binding on the Executive.

(c) By the Company for Cause. The Company may terminate the Executive’s employment hereunder for Cause at any time upon written notice to the Executive setting forth in reasonable detail the nature of such Cause. The following, as determined by the Board in its reasonable judgment, shall constitute Cause for termination:

(i) fraud, embezzlement or other material dishonesty with respect to the Company or any of its Affiliates;

(ii) the Executive’s breach of Section 3(c), 7, 8, 9, 10 or 12 hereof or of any fiduciary duty of loyalty owed to the Company or any of its Affiliates; provided, however, that with respect to a breach of Section 3(c) hereof, “Cause” shall not exist until the Company delivers to Executive written notice of such breach, specifying the nature of the breach, and Executive fails to cure such breach within thirty days of delivery of such written notice; or

(iii) commission of a felony or other crime involving moral turpitude.

Upon the giving of notice of termination of the Executive’s employment hereunder for Cause, the Company shall have no further obligation to the Executive, other than for Final Compensation.

(d) By the Company Other than for Cause. The Company may terminate the Executive’s employment hereunder other than for Cause at any time upon notice to the Executive. In the event of such termination, in addition to Final Compensation, then until the conclusion of the period of twelve (12) months following the date of termination (the “Severance Pay Period”), the Company shall pay the Executive the Base Salary at the rate in effect on the date of termination and, subject to any employee contribution applicable to the Executive on the date of termination, shall continue to contribute to the premium cost of the Executive’s participation in the Company’s group medical and dental plans, provided that the Executive is entitled to continue such participation under applicable law and plan terms. In addition, the Company shall pay the Executive a bonus (the “Termination Bonus”) equal to the lesser of (i) 60% of the Executive’s Base Salary in effect on the date of termination, or (ii) the Annual Bonus paid to the Executive in the immediately preceding fiscal year (or if no such Annual Bonus was paid to the Executive in the preceding fiscal year, $0). The Termination Bonus shall be payable at the time during the Severance Pay Period that annual bonuses are paid to Company executives generally under its executive incentive plan, provided, however, that no Termination Bonus payment shall be made until the later of the effective date of the Employee Release or the date the Employee Release, signed by the Executive, is received by the Chair of the Board. The Base Salary payment to which the Executive is entitled hereunder shall be payable in accordance with the normal payroll practices of the Company and will begin at the Company’s next regular payroll period which is at least five business days following the later of the effective date of the Employee Release or the date the Employee Release, signed by the Executive, is received by the Chair of the Board, but shall be retroactive to next business day following the date of termination. In the event of termination hereunder, payment by the Company of any amounts that may be due the Executive under this Section 5(d) shall constitute the entire obligation of the Company to the Executive and any obligation of the Company to the Executive hereunder is conditioned upon the Executive signing a timely and effective Employee Release following termination of the Executive’s employment hereunder.

(e) By the Executive for Good Reason. The Executive may terminate his employment hereunder for Good Reason upon notice to the Company setting forth in reasonable detail the nature of such Good Reason. The following shall constitute Good Reason for termination by the Executive:

(i) failure of the Company to continue the Executive in the position of Chief Operating Officer or such other executive position to which the Executive may be assigned pursuant to Section 3(a) hereof; or

(ii) diminution, without his consent (not to be unreasonably withheld), in the nature or scope of the Executive’s responsibilities, duties or authority attendant to the Executive’s position, in each case other than as is materially consistent with the Executive’s assignment to another executive position in accordance with Section 3(a)

hereof; provided, however, that the Company’s failure to continue the Executive’s appointment or election as a director or officer of any of its subsidiaries, a change in reporting relationships resulting from a Change of Control (provided that such Executive’s reporting relationship within the Principal Subsidiary remains substantially the same), any diminution of the business of the Company or any of its subsidiaries or any sale or transfer of equity, property or other assets of the Company or any of its subsidiaries shall not constitute “Good Reason”; or

(iii) failure of the Company to provide the Executive the Base Salary and benefits in accordance with the terms of Section 4 hereof, excluding an inadvertent failure which is cured within ten business days following notice from the Executive specifying in detail the nature of such failure; or

(iv) Executive is required to relocate his business office to a place more than 30 miles from both his existing office in Louisville, Kentucky and the Company’s existing office in Plano, Texas.

In the event of termination in accordance with this Section 5(e), then the Executive will be entitled to the same pay and benefits he would have been entitled to receive had the Executive been terminated by the Company other than for Cause in accordance with Section 5(d) above; provided that the Executive satisfies all conditions to such entitlement, including without limitation signing and return of a timely and effective Employee Release. In the event of termination hereunder, payment by the Company of any amounts that may be due the Executive under this Section 5(e) shall constitute the entire obligation of the Company to the Executive and any obligation of the Company to the Executive hereunder is conditioned upon the Executive signing a timely and effective Employee Release following termination of the Executive’s employment hereunder.

(f) By the Executive Other than for Good Reason. The Executive may terminate his employment hereunder at any time upon thirty (30) days’ notice to the Company. In the event of termination of the Executive pursuant to this Section 5(f), the Board may elect to waive the period of notice, or any portion thereof, and, if the Board so elects, the Company will pay the Executive his Base Salary for the first thirty (30) days of the notice period (or for any remaining portion of that period). The Company shall have no further obligation to the Executive, other than for any Final Compensation due to him.

(g) Upon a Change of Control.

(i) If a Change of Control occurs hereafter and, within twelve months following such Change of Control, the Company terminates the Executive’s employment other than for Cause or the Executive terminates his employment for Good Reason, then, in lieu of any payments to or on behalf of the Executive under Section 5(d) or Section 5(e) hereof, and provided that the Executive signs a timely and effective Employee Release following termination of employment, within ten business days following the later of the effective date of the Employee Release or the date the Employee Release signed by the Executive is received by the Chair of the Board, the Company shall pay (A)

all Final Compensation; (B) a lump sum payment to the Executive equal to the current annual Base Salary; (C) the full cost of the Executive’s continued participation in the Company’s group health and dental insurance plans for so long as the Executive remains entitled to continue such participation under applicable law, to a maximum of twelve (12) months; and (D) a lump sum amount to the Executive equal to the Termination Bonus. In addition, the Board shall cause the Accelerated Option to vest on the date the Executive’s employment terminates, and the Executive may exercise the Accelerated Option as of the date immediately following the later of (i) the effective date of the Employee Release or (ii) the date that the Chair of the Board receives the Employee Release, signed by the Executive. Further, on the later of the effective date of the Employee Release or the date the Chair of the Board receives the Employee Release, signed by the Executive, the Company shall provide for the Accelerated Stock Award. In the event of termination hereunder, payment by the Company of any amounts that may be due the Executive under this Section 5(g) shall constitute the entire obligation of the Company to the Executive and any obligation of the Company to the Executive hereunder is conditioned upon the Executive signing a timely and effective Employee Release following termination of the Executive’s employment hereunder.

(ii) The Company and the Executive agree that in the event any of the payments or benefits received or to be received by the Executive in connection with a Change of Control or Executive’s termination from employment under this Section 5(g) (the “Change of Control Payments”) might be characterized as parachute payments under Section 280G of the Internal Revenue Code of 1986 (the “Code”), as amended (“Section 280G”), the parties shall timely take reasonable steps to avoid the tax liability under Section 280G and Section 4999 of the Code to the extent permitted by law. Accordingly, the Executive agrees to cooperate fully in procuring a shareholder vote (including, but not limited to, providing any required consents or waivers) to approve the Change of Control Payments in satisfaction of the shareholder approval requirements described in Treas. Reg. Section 1.280G-1, Q&A-7, to the extent applicable. If the shareholder approval required by Treas. Reg. Section 1.280G-1, Q&A-7 cannot be obtained and it is determined that any of the Change of Control Payments received or to be received by the Executive would be subject to the excise tax imposed by Section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax (the “Excise Tax”), then the Company will, prior to the date, on which any amount of the Excise Tax must be paid or withheld, make an additional lump sum payment (the “gross up payment”) to the Executive. The gross up payment will be sufficient, after giving effect to all federal, state, and other taxes and charges (including interest and penalties, if any) with respect to the gross up payment, to make the Executive whole for all taxes (including withholding taxes) and any associated interest and penalties, imposed under or as a result of Section 4999. Determinations under this Section 5(g)(ii) will be made by the Company’ s independent auditors unless the Executive has reasonable objections to the use of that firm, in which case the determinations will be made by a comparable firm chosen by the Executive after consultation with the Company (the firm making the determinations to be referred to as the “Firm”). The determinations of the Firm will be binding upon the Company and the Executive except as the determinations are established in resolution (including by settlement) of a controversy with the Internal

Revenue Service to have been incorrect. All fees and expenses of the Firm will be paid by the Company. If the Internal Revenue Service asserts a claim that, if successful, would require the Company to make a gross up payment or an additional gross up payment, the Company and the Executive will cooperate fully in resolving the controversy with the Internal Revenue Service. The Company will make or advance such gross up payments as are necessary to prevent the Executive from having to bear the cost of the payments to the Internal Revenue Service in the course of, or as a result of, the controversy. The Firm will determine the amount of such gross up payments or advances and will determine after resolution of the controversy whether any advances must be returned by the Executive to the Company. The Company will bear all expenses of the controversy and will gross the Executive up for any additional taxes that may be imposed upon the Executive as a result of its payment of such expenses.

(iii) “Change of Control” means the occurrence hereafter of any of the following:

(1)	the sale, lease or transfer (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its direct and indirect subsidiaries, taken as a whole, to any Person other than one or more Permitted Holders;

(2)	the Board’s adoption of a plan relating to the liquidation or dissolution of the Company;

(3)	the acquisition by (x) any Person (other than one or more Permitted Holders and other than in connection with the initial public offering of the Company’s Common Stock) or (y) any Persons (other than one or more Permitted Holders and other than in connection with the initial public offering of the Company’s Common Stock) that together (A) are a group (within the meaning of Section 13(d)(3), Section 14(d)(2) of the Exchange Act, or any successor provision) or (B) are acting, for purposes of acquiring, holding or disposing of securities, as a group (within the meaning of Rule 13d-5(b)(1) of the Exchange Act, or any successor provision), in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of more than 50% or more of the total voting power of the Common Stock of the Company (or the surviving company of such merger, consolidation or other business combination transaction, as applicable); or

(4)	the first day on which a majority of the members of the Board (or the board of directors of the surviving company in any merger,

consolidation or other business combination transaction) cease to be Continuing Directors.

(h) Post-Agreement Employment. In the event the Executive remains in the employ of the Company or any of its subsidiaries following termination of this Agreement, by the expiration of the term hereof or otherwise, then such employment shall be at will.

6. Effect of Termination. The provisions of this Section 6 shall apply to any termination, whether pursuant to Section 5 or otherwise.

(a) Payment by the Company of any amounts that may be due the Executive in each case under the applicable termination provision of Section 5 shall constitute the entire obligation of the Company to the Executive. The Executive shall promptly give the Company notice of all facts necessary for the Company to determine the amount and duration of its obligations in connection with any termination pursuant to Section 5(d), 5(e) or 5(g) hereof.

(b) Except for any right the Executive has to continue participation in the Company’s medical and dental plans pursuant to COBRA or any successor law, benefits shall terminate pursuant to the terms of the applicable benefit plans based on the date of termination of the Executive’s employment without regard to any continuation of Base Salary or other payment to the Executive following such date of termination.

(c) Provisions of this Agreement shall survive any termination if so provided herein or if necessary or desirable to accomplish the purposes of other surviving provisions, including without limitation the obligations of the Executive under Sections 7, 8 and 9 hereof. The obligation of the Company to make payments to or on behalf of the Executive under Section 5(b), 5(d), 5(e) or 5(g) hereof is expressly conditioned upon the Executive’s continued full performance of obligations under Sections 7, 8 and 9 hereof. The Executive recognizes that, except as expressly provided in Section 5(b), 5(d), 5(e) or 5(g), no compensation is earned after termination of employment.

7. Confidential Information.

(a) The Executive acknowledges that the Company and its subsidiaries continually develop Confidential Information and that the Executive may develop Confidential Information for the Company or its subsidiaries. The Company and its subsidiaries promise to provide the Executive with Confidential Information to enable the Executive to perform his duties and responsibilities hereunder during the course of his employment. The Executive acknowledges that the disclosure of such Confidential Information would be harmful to the Company and its subsidiaries, including without limitation if such Confidential Information were made known to any Person or entity engaged in business activities that are in competition with the Company and/or its subsidiaries. The Executive will comply with the policies and procedures of the Company for protecting Confidential Information and shall not disclose to any Person or use, other than as required by applicable law or for the proper performance of his duties and responsibilities to the Company and its subsidiaries, any Confidential Information obtained by the Executive incident to his employment or other association with the Company or any of its subsidiaries. The Executive understands that this restriction shall continue to apply after his employment terminates, regardless of the reason for such termination.

(b) All documents, records, tapes and other media of every kind and description relating to the business, present or otherwise, of the Company or its subsidiaries and any copies, in whole or in part, thereof (the “Documents”), whether or not prepared by the Executive, shall be the sole and exclusive property of the Company and its subsidiaries. The Executive shall safeguard all Documents and shall surrender to the Company at the time his employment terminates, or at such earlier time or times as the Board or its designee may specify, all Documents then in the Executive’s possession or control.

8. Assignment of Rights to Intellectual Property. The Executive shall promptly and fully disclose all Intellectual Property to the Company. The Executive hereby assigns and agrees to assign to the Company (or as otherwise directed by the Company) the Executive’s full right, title and interest in and to all Intellectual Property. The Executive agrees to execute any and all applications for domestic and foreign patents, copyrights or other proprietary rights and to do such other acts (including without limitation the execution and delivery of instruments of further assurance or confirmation) requested by the Company to assign the Intellectual Property to the Company and to permit the Company to enforce any patents, copyrights or other proprietary rights to the Intellectual Property. The Executive will not charge the Company for time spent in complying with these obligations. All copyrightable works that the Executive creates shall be considered “work made for hire”.

9. Restricted Activities. The Executive acknowledges the highly competitive nature of the industry in which the Company and its subsidiaries are involved, and agrees that during his employment with the Company, he will have access to the Confidential Information of the Company and its subsidiaries, will benefit from the Company’s goodwill and will obtain a competitive advantage as to the Company, its subsidiaries, customers and prospective customers and employees. The Executive agrees that some restrictions on his activities during and after his employment therefore are necessary to protect the goodwill, Confidential Information and other legitimate interests of the Company and its subsidiaries.

(a) While the Executive is employed by the Company and during the twelve (12) months immediately following termination thereof (in the aggregate, the “Non-Competition Period”), the Executive shall not, directly or indirectly, whether as owner, partner, investor, consultant, agent, employee, co-venturer or otherwise, engage in any business that owns or operates, directly or indirectly, any long-term acute care hospital, including without limitation any facility that meets or intends to meet the requirements in 42 C.F.R. §412.23(e) (or any successor law, rule or regulation relating to long-term acute care hospitals) to qualify as a long-term care hospital, or undertake any planning for any such business. Specifically, but without limiting the foregoing, the Executive agrees not to engage in any manner in any activity that is directly or indirectly competitive or potentially competitive with the business of the Company or any of its subsidiaries as conducted at any time during the Executive’s employment. Restricted activity includes without limitation accepting employment or a consulting position with any Person who is, or at any time within twelve (12) months prior to termination of the Executive’s employment has been, an affiliated hospital, a service provider, or a supplier to the Company or any of its subsidiaries. For the purposes of this Section 9, the business of the Company and its subsidiaries shall include all Services and the Executive’s undertaking shall encompass all items, products and services that may be used in substitution for Services.

(b) The Executive agrees that, during his employment with the Company, he will not undertake any outside activity, whether or not competitive with the business of the Company or its subsidiaries, that could reasonably give rise to a conflict of interest or otherwise interfere with his duties and obligations to the Company or any of its subsidiaries.

(c) The Executive further agrees that during the Non-Competition Period, the Executive will not hire or attempt to hire any employee of the Company or any of its subsidiaries, assist in such hiring by any Person, encourage any such employee to terminate his or her relationship with the Company or any of its subsidiaries, or solicit or encourage any customer or vendor of the Company or any of its subsidiaries to terminate or diminish its relationship with them, or, in the case of a customer, to conduct with any Person any business or activity which such customer conducts or could conduct with the Company or any of its subsidiaries.

10. Notification Requirement. Until ninety (90) days after the conclusion of the Non-Competition Period, the Executive shall give notice to the Company of each new business activity he plans to undertake, at least thirty (30) days prior to beginning any such activity. Such notice shall state the name and address of the Person for whom such activity is undertaken and the nature of the Executive’s business relationship(s) and position(s) with such Person. The Executive shall provide the Company with such other pertinent information concerning such business activity as the Company may reasonably request in order to determine the Executive’s continued compliance with his obligations under Sections 7, 8 and 9 hereof.

11. Enforcement of Covenants. The Executive acknowledges that he has carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed upon him pursuant to Sections 7, 8 and 9 hereof. The Executive agrees that said restraints are necessary for the reasonable and proper protection of the Company and its subsidiaries and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area. The Executive further acknowledges that, were he to breach any of the covenants contained in Section 7, 8 or 9 hereof, the damage to the Company and its subsidiaries would be irreparable. The Executive therefore agrees that the Company, in addition to any other remedies available to it, shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by the Executive of any of said covenants, without having to post bond. The parties further agree that, in the event that any provision of Section 7, 8 or 9 hereof shall be determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law.

12. Conflicting Agreements. The Executive hereby represents and warrants that the execution of this Agreement and the performance of his obligations hereunder will not breach or be in conflict with any other agreement to which the Executive is a party or is bound and that the

Executive is not now subject to any covenants against competition or similar covenants or any court order or other legal obligation that would affect the performance of his obligations hereunder. The Executive will not disclose to or use on behalf of the Company any proprietary information of a third party without such party’s consent.

13. Certain Expenses. In the event that the Executive brings any Claim against the Company in an action, suit or other proceeding in law or in equity to enforce a right granted to him under this Agreement, and prevails on any such Claim, resulting in the award of judgment in favor of the Executive on the Claim, the Company, upon demand of the Executive, shall pay all expenses (including reasonable attorneys’ fees) of the Executive in pursuing such Claim. In the event the Executive fails to obtain a judgment in his favor on any Claim, all expenses (including reasonable attorneys’ fees) of the Executive in pursuing such Claim shall be paid by the Executive. For the purposes of this Section 13, Claim shall refer to any single claim or count in law or in equity.

14. Definitions. Words or phrases which are initially capitalized or are within quotation marks shall have the meanings provided in this Section and as provided elsewhere herein. For purposes of this Agreement, the following definitions apply:

(a) “Affiliates” means all persons and entities directly or indirectly controlling, controlled by or under common control with the Company, where control may be by either management authority, contract or equity interest.

(b) “Confidential Information” means any and all information of the Company and its subsidiaries that is not generally known by others with whom they compete or do business or with whom any of them plans to compete or do business and any and all information, publicly known in whole or in part or not, which, if disclosed by the Company or its subsidiaries would assist in competition against them. Confidential Information includes without limitation such information relating to (i) the development, research, testing, manufacturing, marketing and financial activities of the Company and its subsidiaries, (ii) the Services, (iii) the costs, sources of supply, financial performance and strategic plans of the Company and its subsidiaries, (iv) the identity and special needs of the customers of the Company and its subsidiaries and (v) the people and organizations with whom the Company and its subsidiaries have business relationships and the nature and substance of those relationships. Confidential Information also includes any information that the Company or any of its subsidiaries have received, or may receive hereafter, belonging to customers or others with any understanding, express or implied, that the information would not be disclosed.

(c) “Continuing Director” means, as of any date of determination, any member of the Board who (1) was a member of the Board on the Effective Date; (2) was nominated for election or elected to such Board with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election; or (3) was designated or appointed by TC Group, L.L.C. (which operates under the trade name “The Carlyle Group”) or any of its Affiliates.

(d) “Intellectual Property” means inventions, discoveries, developments, methods, processes, compositions, works, concepts and ideas (whether or not patentable or copyrightable or constituting trade secrets) conceived, made, created, developed or reduced to practice by the Executive (whether alone or with others, whether or not during normal business hours or on or off Company premises) during the Executive’s employment and during the period of six (6) months immediately following termination of his employment that relate to either the Services or any prospective activity of the Company or any of its subsidiaries or that make use of Confidential Information or any of the equipment or facilities of the Company or any of its subsidiaries.

(e) “Permitted Holders” means, directly or indirectly, (i) TC Group, L.L.C., Carlyle Partners IV, L.P. and CP IV Coinvestment, L.P. and their Affiliates (but excluding any portfolio companies of the foregoing) and (ii) any members of the management of the Company on the Effective Date and their respective Affiliates.

(f) “Person” means an individual, a corporation, a limited liability company, an association, a partnership, an estate, a trust and any other entity or organization, other than the Company or any of its Affiliates.

(g) “Services” mean all services provided or planned by the Company or any of its subsidiaries during the Executive’s employment together with any products planned, researched, developed, tested, manufactured, sold, licensed, leased or otherwise distributed or put into use by the Company or any of its subsidiaries during the term of this Agreement.

15. Withholding. All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.

16. Assignment. Neither the Company nor the Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement without the consent of the Executive in the event that the Executive is transferred to a position with any of the Company’s subsidiaries or in the event that the Company shall hereafter affect a reorganization, consolidate with, or merge into, any Person or transfer all or substantially all of its properties or assets to any Person. This Agreement shall inure to the benefit of and be binding upon the Company and the Executive, their respective successors, executors, administrators, heirs and permitted assigns.

17. Severability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

18. Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of either party to require the performance of any term or obligation of this Agreement, or the waiver by either party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

19. Notices. Any and all notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be effective when delivered in person, consigned to a reputable national courier service or deposited in the United States mail, postage prepaid, registered or certified, and addressed to the Executive at his last known address on the books of the Company or, in the case of the Company, at its principal place of business, attention of the Chairman of the Board, or to such other address as either party may specify by notice to the other actually received.

20. Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by an expressly authorized representative of the Company.

21. Headings. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement.

22. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

23. Obligations of the Company and the Principal Subsidiary. Each of the Company and the Principal Subsidiary shall be jointly and severally liable for any payment obligation of the Company or the Principal Subsidiary pursuant to this Agreement.

24. Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior communications, agreements and understandings, written or oral, with respect to the terms and conditions of the Executive’s employment.

25. Governing Law. This is a Texas contract and shall be construed and enforced under and be governed in all respects by the laws of the State of Texas, without regard to the conflict of laws principles thereof.

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IN WITNESS WHEREOF, this Agreement has been executed as a sealed instrument by the Company, by its duly authorized representative, and by the Executive, as of the date first above written.

THE EXECUTIVE:	LCI HOLDING COMPANY, INC.

/s/ Bryan D. Burklow	By:	/s/ W. Earl Reed, III
Bryan D. Burklow	Name:	W. Earl Reed, III
	Title:	President

LIFECARE HOLDINGS, INC.

	By:	/s/ W. Earl Reed, III
	Name:	W. Earl Reed, III
	Title:	President